UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PERMIANVILLE ROYALTY TRUST
(Name of Registrant as Specified in Its Charter)

_________________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

PERMIANVILLE ROYALTY TRUST ANNOUNCES PROXY ADVISORY FIRMS INSTITUTIONAL SHAREHOLDER SERVICES INC. AND GLASS, LEWIS & CO. RECOMMEND THAT UNITHOLDERS VOTE “FOR” ALL PROPOSALS AT the SPECIAL MEETING

HOUSTON — (BUSINESS WIRE) — July 10, 2023 — Permianville Royalty Trust (NYSE: PVL) (the “Trust”) today announced that proxy advisory firms Institutional Shareholder Services Inc. and Glass, Lewis & Co. issued reports on July 6, 2023, and July 5, 2023, respectively, recommending that the Trust’s unitholders vote “FOR” all proposals to be voted upon at the special meeting scheduled to take place on July 19, 2023.

As previously announced, the Trust will hold a special meeting for its unitholders to approve the sale of certain oil and natural gas properties (the “Divestiture Properties”) that constitute a portion of the properties burdened by the Trust’s 80% net profits interest and the release of the net profits interest with respect to the Divestiture Properties, as well as two proposals to raise certain threshold requirements for similar, future transactions.

The special meeting will be held virtually on July 19, 2023 at 10:00 a.m., Central Daylight Time, by live webcast at https://web.lumiagm.com/295009374, password “permianville2023” (case-sensitive).

COERT Holdings 1 LLC, the sponsor or the Trust (the “Sponsor”), through its related entities, remains the single largest Trust unitholder at over 20% of the outstanding Trust units. Entities related to the Sponsor intend to vote FOR Proposals 1, 2 and 3.

Time is of the essence and Trust unitholders are urged to vote online by following the instructions on their proxy card to ensure votes are received in a timely manner.

QUESTIONS OR REQUESTS FOR ASSISTANCE WITH VOTING MAY BE DIRECTED TO THE TRUST’S PROXY SOLICITOR:

MORROW SODALI

Call Toll Free: (800) 662-5200     Email: PVL.info@investor.morrowsodali.com

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002
Sarah Newell, 1 (512) 236-6555